                                   AMERITECH
                           ESTATE PRESERVATION PLAN
                           ------------------------

          (As Amended and Restated Effective as of December 1, 1995)

                                   AMERITECH
                           ESTATE PRESERVATION PLAN
                           ------------------------

                               TABLE OF CONTENTS
                               -----------------

SECTION                                                                PAGE
-------                                                                ----
      1   General                                                         1
                History, Purpose and Effective Date                       1
                Governing Documents                                       1
                Plan Administration                                       1
                Non-Alienation                                            1
                Source of Benefits                                        1
                Plan Year                                                 2
                Policy Year                                               2
                Notices                                                   2
                Applicable Laws                                           2
                Gender and Number                                         2

     2    Participation                                                   2
                Participation                                             2
                Plan Not Contract of Employment                           3

     3    Benefits                                                        3
                 Available Coverage                                       3
                 Elected Increases and Decreases in Coverage              3
                 Cost                                                     3
                 Cash Value                                               3
                 Limitation on Benefits                                   4


     4    Split-Dollar and Collateral Assignment Agreements               4
                 Introduction                                             4
                 Insurance Policy                                         4
                 Policy Ownership                                         4
                 Payment of Premiums                                      4
                 Collateral Assignment Agreement                          6
                 Limitations on Participant's Rights under Policy         6
                 Collection and Payment of Death Benefit                  7
                 Termination of Split-Dollar Agreement                    8
                 Options on Termination of Split-Dollar Agreement         9

     5    Plan Administration                                            10
          Plan Administrator; Administration                             10
          Determination of Benefits                                      11


                                   AMERITECH
                           ESTATE PRESERVATION PLAN
                           ------------------------

                               TABLE OF CONTENTS
                               -----------------

SECTION                                                                    PAGE
-------                                                                    ----

     6   Miscellaneous                                                       11
                Amendment and Termination                                    11
                Validity                                                     11
                Administrative Amendments                                    11

                                   AMERITECH
                                   ---------
                           ESTATE PRESERVATION PLAN
                           ------------------------

          (As Amended and Restated Effective as of December 1, 1995)

                                   SECTION 1
                                   ---------

                                    General
                                    -------

     1.1 History, Purpose and Effective Date. Effective July 1, 1990 (the "Effective Date"), Ameritech Corporation, a Delaware corporation (the "Company"), established the Ameritech Estate Preservation Plan (the "Plan"). The purpose of the Plan is to provide certain corporate resource managers of the Company and any Subsidiary or Affiliate of the Company which adopts the Plan (an "Employer") an opportunity to purchase a whole life insurance policy insuring the lives of such employee and his spouse and providing a death benefit upon the death of the later to die of either the employee or his spouse (an "Estate Preservation Policy"). The term "Subsidiary" means any corporation of which the Company owns at least 50% of the combined voting power of all classes of stock entitled to vote. The term "Affiliate" means any corporation other than a Subsidiary which would be a member of a controlled group of corporations with the Company under section 1563(a) of the Internal Revenue Code of 1986, as amended. The following provisions constitute an amendment, restatement and continuation of the Plan, effective as of December 1, 1995.

     1.2 Governing Documents. In the event of any inconsistency between the terms of the Plan as described herein and the terms of any Estate Preservation Policy purchased by a Participant (defined in subsection 2.1), or any related Split-Dollar Agreement or Collateral Assignment Agreement (as described in
Section 4) executed by a Participant, the terms of such policy or agreement shall be controlling as to that Participant, his spouse, his assignee (if any), his successor-in-interest (if any) and his beneficiary or beneficiaries.

     1.3 Plan Administration. The authority to control and manage the day-to-day operation and administration of the Plan is vested in the Company's Senior Vice President-Human Resources (the "Plan Administrator") or such other officer of the Company as its Board of Directors shall designate; provided, however, that any action required or permitted to be taken by the Plan Administrator may be taken by the Compensation Committee of the Company's Board of Directors (the "Committee").

     1.4 Non-Alienation. Except to the extent provided under subsection 4.5 and under the terms of an Estate Preservation Policy and the related Split-Dollar and Collateral Assignment Agreements, no Participant's benefits under the Plan may be voluntarily or involuntarily assigned or alienated.

     1.5 Source of Benefits. Any benefit payable to or on account of a Participant under this Plan shall be paid by the Insurer.

     1.6 Plan Year. The "Plan Year" shall be July 1, 1990 to December 31, 1990 and each calendar year thereafter.

     1.7 Policy Year. The "Policy Year" shall mean the 12-consecutive month period designated as such in an Estate Preservation Policy. For Estate Preservation Policies issued during the initial enrollment period coinciding with the Effective Date, the Policy Year shall be July 1, 1990 to June 30, 1991 and each subsequent 12-consecutive month period beginning on July 1.

     1.8 Notices. Any notice or document required to be given to or filed with the Plan Administrator shall be considered to be given or filed if delivered to the Administrator of the Plan or mailed by registered mail, postage prepaid to the Administrator, in care of the Company, at 30 South Wacker Drive, Chicago, Illinois 60606.

     1.9 Applicable Laws. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois, except to the extent preempted by Federal law.

     1.10 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.


                                   SECTION 2
                                   ---------

                                 Participation
                                 -------------

     2.1 Participation. Each Eligible Employee (as defined below) shall become a Participant in the Plan as of the date on or after the Effective Date on which he purchases an Estate Preservation Policy pursuant to the terms of this Plan and executes a related "Split-Dollar Agreement" and "Collateral Assignment Agreement" as set forth in Section 4 hereof. The term "Eligible Employee" means a full-time employee who is on the active roll of the Company or any Employer and who (i) on or before September 30, 1994 had attained a level higher than Department Level or equivalent Fifth Level and held a position that the Board of Directors of the Company designated to be within its Senior Management Group,
(ii) is Chairman of the Board, Chief Executive Officer, Vice Chairman or President of the Company, (iii) is a member of the Company's Management Committee, or (iv) is an elected Corporate Officer (as defined below) or President of a Business Unit (as defined below) who had total annual cash compensation (base salary plus the target award under the Short Term Incentive
Plan) of $300,000 or greater and whose participation in the Plan is approved by the Chairman of the Board. The term "elected Corporate Officer" means an officer elected by the Board of Directors of the Company or appointed by the Chairman of the Board under the policy established by the Board of Directors of the Company. The term "Business Unit" means the customer-specific business units (11 as of September 30, 1994) as they exist from time to time, the Network Services Unit and each of the five former Bell telephone companies in the states of Illinois, Indiana, Michigan, Ohio and Wisconsin.

     2.2 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and nothing in the Plan will give any employee or Participant the right to be retained in the employ of the Company or an Employer, nor the right to any incentive award, nor any right or claim to any benefit under the Plan, except to the extent specifically provided under the terms of the Plan.


                                   SECTION 3
                                   ---------

                                   Benefits
                                   --------

     3.1 Available Coverage. Subject to satisfying any insurability requirements of the Insurer, an Eligible Employee may purchase an Estate Preservation Policy on the joint lives of himself and his spouse. The death benefit coverage that may be purchased under an Estate Preservation Policy may not exceed (A) in the case of a Participant who was an Eligible Employee on or before September 30, 1994, an amount, in $500,000 increments, up to ten times the sum of the Participant's then applicable position rate and his target short term award, rounded to the next higher $500,000, and (B) in the case of a Participant who became an Eligible Employee on or after October 1, 1994, (i) $4,000,000 for the Chairman of the Board, the Chief Executive Officer and any other Participant who is or would be among the five most highly compensated employees of the Company (based on current base salary plus the target award under the Short Term Incentive Plan) ("Top 5"), and (ii) $3,000,000 for each other Participant.

     3.2 Elected Increases and Decreases in Coverage. In accordance with the terms of the Plan, and subject to satisfying any insurability requirements of the Insurer, the Participant, prior to his termination of employment with the Company and the Employers, may elect to decrease the amount payable as a death benefit (within the limits set forth in subsection 3.1) in such form and at such time as the Company and the Insurer may require. No increases in coverage are permitted, except that a Participant who becomes a member of the Top 5 may increase his coverage up to a maximum of $4,000,000.

     3.3 Cost. The cost of providing the life insurance coverage under any Estate Preservation Policy purchased by a Participant shall be shared between the Participant (or owner other than the Participant, if applicable) and the Company in accordance with the terms of such policy and the related Split-Dollar Agreement and Collateral Assignment Agreement executed by the Participant, as described in subsection 4.4.

     3.4 Cash Value. Each Estate Preservation Policy purchased by a Participant shall be designed to have a cash value. In accordance with the specific terms of the Estate Preservation Policy purchased by a Participant and subject to the related Split-Dollar Agreement and Collateral Assignment Agreement executed by that Participant, the Participant may be entitled to withdraw his interest in such cash value, surrender it for a lump sum cash payment or convert it to an annuity, with a corresponding reduction in the death benefit payable under the Estate Preservation Policy.

     3.5 Limitation on Benefits. The amount of benefits payable to or on account of a Participant pursuant to this Plan shall not exceed the total amount of death proceeds and other benefits payable by the Insurer under any Estate Preservation Policy purchased by the Participant, reduced by the amount of such death proceeds to which the Company is entitled pursuant to the Split-Dollar Agreement and Collateral Assignment Agreement executed by the Participant.


                                   SECTION 4
                                   ---------

               Split-Dollar and Collateral Assignment Agreements
               -------------------------------------------------

     4.1 Introduction. The Split-Dollar Agreement and Collateral Assignment Agreement executed by the Participant in conjunction with his purchase of an Estate Preservation Policy shall establish the rights of the Company to the proceeds of any such Estate Preservation Policy acquired by the Participant. The terms of the particular Split-Dollar Agreement and Collateral Assignment Agreement executed by a Participant shall apply solely to that Participant.

     4.2 Insurance Policy. The Estate Preservation Policy shall be purchased by the Participant. The Company shall take all reasonable steps necessary to enable the Insurer to issue the Estate Preservation Policy, and to comply with any reasonable request to take any further action which may be necessary to cause the Estate Preservation Policy to conform to the provisions of this Plan. The Participant's rights under any Estate Preservation Policy purchased by such Participant shall be subject to the terms and conditions of the related Split-Dollar Agreement and Collateral Assignment Agreement executed by the Participant.

     4.3 Policy Ownership. Unless the Participant assigns the ownership of his Estate Preservation Policy to another person in accordance with the terms thereof and of the related Split-Dollar and Collateral Assignment Agreement, the Participant shall be the sole and absolute owner of any Estate Preservation Policy purchased by him, and may exercise all ownership rights granted to the owner thereof by the terms of the Estate Preservation Policy, except as may otherwise be provided in the related Split-Dollar and Collateral Assignment Agreement executed by the Participant. For purposes of this subsection 4.3 the reference to "Participant" shall mean, to the extent applicable, the Participant and his spouse.

     4.4 Payment of Premiums. While the Split-Dollar Agreement remains in effect:

     (a) Except as otherwise provided in the Split-Dollar Agreement, the premium to be paid to the Insurer for the Estate Preservation Policy in each Policy Year ("Total Policy Year Premium") shall be set forth in an exhibit ("Exhibit") attached to the Split-Dollar Agreement.

     (b) Except as otherwise provided in the Split-Dollar Agreement, on or before the date of such Split-Dollar Agreement as to the first Policy Year and on or before the first day of each next succeeding Policy Year, or within the grace period provided in the Estate Preservation Policy, the Company shall pay to the Insurer the Total Policy Year Premium set forth in the Exhibit for that Policy Year. However, for purposes of determining the amount due the Company as a result of its payments toward the premiums on the Estate Preservation Policy, in each Policy Year the Company shall be deemed to have paid only that portion of the premium (the "Company's Policy Year Net Premium Payment") for which it has not received payment from the Participant as the Participant's contribution to the premium as provided for in paragraph (c) next below.

     (c) Except as otherwise provided herein, as to each Plan Year, a certain amount of contribution to the premium shall be due from the Participant (the "Participant's Plan Year Contribution to Premium") for such Plan Year, provided, however, that if the Estate Preservation Policy has been assigned to another person pursuant to the terms of such Policy and of the related Split-Dollar and Collateral Assignment Agreements such assignee shall be responsible for meeting the premium obligations set forth herein instead of the Participant. This amount shall be based upon the annual cost of the current life insurance coverage provided to the Participant for such Plan Year and shall be equal to the "economic benefit" of such current life insurance coverage for Federal income tax purposes, as provided in Revenue Ruling 64-328 (or the corresponding applicable provisions of any future Revenue Ruling) or as otherwise provided for Federal income tax purposes. The Participant shall be required to pay the Participant's Plan Year Contribution to Premium to the Company for each such Plan Year, subject to any assignment of the Estate Preservation Policy in accordance with the terms thereof and of the related Split-Dollar and Collateral Assignment Agreements. So long as the Participant's employment with the Company or an Employer continues and unless the Company and the Participant agree otherwise, the Company shall deduct the Participant's Plan Year Contribution to Premium from the Participant's normal salary payments on a level basis during the Plan Year, except as to the first Plan Year, during which the Participant's Plan Year Contribution to Premium shall be deducted on a level basis beginning as of the date of enrollment, and except as to the last Plan Year, during which the Participant's Plan Year Contribution to Premium shall be deducted on a level basis ending as of the date of the termination of the Split-Dollar Agreement. Upon the termination of the Participant's employment with the Company or an Employer in any Plan Year and continuing until the termination of the Split-Dollar Agreement, the Participant shall be required to pay the balance of the Participant's Plan Year Contribution to Premium for such Plan Year (which has not theretofore been deducted from the Participant's salary) generally within ninety (90) days of such termination of the Participant's employment with the Company or an Employer, and the Participant shall be required to pay the Participant's Plan Year Contribution to Premium for each succeeding Plan Year generally within ninety (90) days of the premium payment date for the Estate Preservation Policy for each such Plan Year. In all events, the Participant shall pay the Participant's Plan Year Contribution to

          Premium prior to the end of each such Plan Year. For the Plan Year in which either the Participant or his spouse dies, the Participant's employment with the Company or an Employer is terminated, or the Split -Dollar Agreement is otherwise terminated, an appropriate adjustment shall be made to the Participant's Plan Year Contribution to Premium for such Plan Year (and any applicable Plan Year thereafter) to reflect such event, including but not limited to adjustments based on a change from the P.S. 38 (joint) tables to the P.S. 58 (single) tables used to calculate the economic benefit of the life insurance coverage.

     4.5 Collateral Assignment Agreement. To secure the payment to the Company of the amount due it hereunder as a result of its payments toward the premiums on the Estate Preservation Policy, the Participant shall contemporaneously with its purchase and the execution of the Split-Dollar Agreement assign the Estate Preservation Policy in favor of the Company as collateral pursuant to a written agreement, which collateral assignment shall specifically provide that the sole right of the Company thereunder is to be paid the amount due it under the Split-Dollar Agreement as a result of its payments toward the premiums on the Estate Preservation Policy. Such payment shall be made from the cash value of the Estate Preservation Policy (as defined therein) if the Split-Dollar Agreement is terminated or if the Participant surrenders or cancels the Estate Preservation Policy while the related Split-Dollar Agreement remains in effect, or from the death benefit provided under the Estate Preservation Policy, if both the Participant and his spouse die while the Estate Preservation Policy and the related Split-Dollar Agreement remain in effect. In no event shall the Company have any right to borrow against or withdraw amounts from the Estate Preservation Policy, to surrender or cancel the Estate Preservation Policy, or take any other action which would impair or defeat the rights of the Participant as the owner of the Estate Preservation Policy. The collateral assignment of the Estate Preservation Policy to the Company shall not be terminated, altered or amended by the Participant while the Split-Dollar Agreement is in effect. The Participant and the Company shall take all action necessary to cause such collateral assignment to conform to the provisions of the Split-Dollar Agreement.

     4.6 Limitations on Participant's Rights under Policy. Unless he has assigned the ownership of the Estate Preservation Policy pursuant to the terms of such Policy and of the related Split-Dollar and Collateral Assignment Agreements, as the sole and absolute owner of the Estate Preservation Policy the Participant may exercise all of the rights, options, privileges and other incidents of ownership granted to the owner thereof by the terms of the Estate Preservation Policy (including, without limitation, the unlimited ability to borrow against or withdraw amounts from the cash value of the Estate Preservation Policy and to surrender or cancel the Estate Preservation Policy). Notwithstanding the foregoing, so long as the Split-Dollar Agreement remains in effect: (a) the Participant shall not take any action with respect to the Estate Preservation Policy which would have a direct or indirect adverse effect on the Company's interests under the Split-Dollar Agreement in the Estate Preservation Policy without the Company's prior written consent; and (b) except with respect to the Participant's right to change the beneficiaries of the Participant's Death Benefit, as defined in subparagraph (iii) of paragraph 4.7(b), and to assign the Participant's interests in the Estate Preservation Policy and under the related Split-Dollar Agreement as may be provided therein, the Participant shall not take any other action with respect to the Estate Preservation Policy (regardless of whether it would directly or indirectly adversely affect the Company's interests under the Split-Dollar Agreement in the Estate Preservation Policy) without the Company's prior written consent. For purposes of this subsection 4.6, the Participant may borrow against or withdraw from the cash value of the Estate Preservation Policy any amounts which may be required to be paid to the Company and which are due the Company under paragraph 4.4(c), so long as the amount of any such loan or withdrawal is chargeable solely against the Participant's Death Benefit and that portion of the cash value of the Estate Preservation Policy which is in excess of the cash value of the Estate Preservation Policy due the Company under the related Split-Dollar Agreement as a result of its payments toward the premiums on the Estate Preservation Policy pursuant to the Collateral Assignment Agreement.

     4.7  Collection and Payment of Death Benefit.

     (a) Upon the death of the survivor of the Participant and his spouse while the related Split-Dollar Agreement remains in effect, the Company and the Participant's beneficiary shall promptly take all action necessary to obtain the death benefit provided under the Estate Preservation Policy and payable as a result of the maturity of the Estate Preservation Policy (the "Death Benefit").

     (b)  The Death Benefit shall be paid as follows:

            (i) The Company shall first be paid from the Death Benefit any unpaid amount of the Participant's Plan Year Contribution to Premium owed to it by the Participant under paragraph 4.4(c).

           (ii) The Company shall next be paid from the Death Benefit the total net amount of the payments made by it toward the premiums of the Estate Preservation Policy. Such amount shall be the sum of the Company's Policy Year Net Premium Payment amounts under paragraph 4.4(b) (the "Company's Cumulative Net Premium Payment").

          (iii) The Participant's beneficiary under an Estate Preservation Policy shall next be paid, in the manner and in the amount or amounts provided in the beneficiary designation provision of such Estate Preservation Policy, from the Death Benefit an amount equal to the Participant's Death Benefit. For purposes of this subparagraph (iii), the "Participant's Death Benefit" shall be an amount equal to the lesser of (A) the maximum death benefit set forth in the Exhibit (the "Participant's Maximum Death Benefit") for the Policy Year in which the survivor of the Participant or his spouse shall have died or (B) that portion of the Death Benefit remaining after the payments provided for in subparagraphs (i) and (ii) of this paragraph 4.7(b), and then reduced by any loan chargeable against the Participant's Death Benefit.

           (iv) The Company shall receive the balance, if any, of the Death Benefit remaining after the payments provided for in subparagraphs (i), (ii) and (iii) of this paragraph 4.7(b).

     (c) The beneficiary designation provision of the Estate Preservation Policy shall conform to the provisions hereof.

     4.8  Termination of Split-Dollar Agreement.

     (a) The Split-Dollar Agreement shall terminate, without notice, on the first day of the month following the month during which the first of the following events occurs:

            (i) The Participant (or the assignee of his Estate Preservation Policy) fails to make any premium payment required under paragraph 4.4(c) for any Plan Year by the end of such Plan Year or the Participant (or assignee) notifies the Company that the Participant (or assignee) intends to surrender or cancel the Estate Preservation Policy;

           (ii) The Participant's employment with the Company or an Employer terminates before the date upon which the Participant becomes retirement eligible, as defined in paragraph (c) below;

          (iii) The Participant is demoted or moved by the Company or an Employer to a position that is no longer that of an Eligible Employee, even if the change occurs on or after the date upon which the Participant becomes retirement eligible, unless the Senior Vice President - Human Resources makes a determination based on all relevant facts and circumstances that the Split-Dollar Agreement shall not terminate as a result of the Participant's demotion and so notifies the Participant;

           (iv) The Participant establishes a relationship with a competitor of the Company or the Employers or engages in any activity which is in conflict with or adverse to the interests of the Company or an Employer, as determined by the Committee in its sole discretion, whether before or after the Participant's employment with the Company or an Employer has terminated and whether before, on or after the date upon which the Participant becomes retirement eligible; or

            (v)  the latest of:

               (A) the date the Participant's employment with the Company or an Employer terminates after the Participant has reached age 65 and on or after the date upon which the Participant becomes retirement eligible, or

               (B) the date the Participant reaches age 65 for any Participant whose employment with the Company or an Employer terminates on or after the date upon which the Participant becomes retirement eligible but before the Participant has reached age 65, or

               (C) the date immediately before the date fifteen (15) years after the policy date of the Estate Preservation Policy (as defined therein).

          For purposes of subparagraph (C) above, all years during which any Estate Preservation Policy is in effect with respect to a Participant, whether or not consecutive, shall be aggregated.

     (b) In addition, the Participant may terminate the Split-Dollar Agreement at any time by written notice to the Company.

     (c) For purposes of the Plan, the Participant shall be deemed to be "retirement eligible" as of the date upon which (i) the Participant's combined age plus years of service totals 75 or more, or (ii) the Participant is eligible to receive a minimum retirement benefit or disability pension allowance under the Ameritech Corporate Resource Supplemental Pension Plan, or (iii) the Participant has been disabled for more than fifty-two (52) weeks and had at least six (6) months credited service, as long as the Participant continues to be disabled, in each case as defined in the Ameritech Corporate Resource Long Term Disability Plan or the Ameritech Long Term Disability Plan for Salaried Employees. Anything contained in this Plan to the contrary notwithstanding, the Participant's employment with the Company or an Employer shall be deemed to continue for as long as the Participant is eligible to receive sickness and accident disability benefits under the Ameritech Sickness and Accident Disability Benefit Plan. For purposes of this paragraph (c), each of the Company's plans identified above shall also include any successor plan.

     4.9  Options on Termination of Split-Dollar Agreement.

     (a) Upon termination of a Split-Dollar Agreement, the Company shall be entitled to receive from the cash value of the related Estate Preservation Policy an amount equal to the sum of (i) the Company's Cumulative Net Premium Payment plus (ii) the amount owed to it by the Participant under paragraph 4.4(c), if any. Such amount is hereinafter referred to as the "Company's Cumulative Net Premium Payment at Termination".

     (b) For thirty (30) days after the date of the termination of the Split-Dollar Agreement, the Participant shall have the option of obtaining the release of the collateral assignment of the Estate Preservation Policy to the Company. To obtain such release, the Participant shall pay to the Company an amount equal to the Company's Cumulative Net Premium Payment at Termination, and, notwithstanding any other provision hereof, the Participant shall specifically be allowed to borrow against or withdraw from the cash value of the Estate Preservation Policy for this purpose. Upon receipt of such amount, the Company shall release the collateral assignment of the Estate
          Preservation Policy by the execution and delivery of an appropriate instrument of release.

     (c)  If the Participant fails to exercise such option within such thirty
          (30) day period, then, at the request of the Company, the Participant shall execute any document or documents required by the Insurer to transfer the interest of the Participant in the Estate Preservation Policy to the Company. Alternatively, the Company may enforce its right to be paid an amount equal to the Company's Cumulative Net Premium Payment at Termination under the collateral assignment of the Estate Preservation Policy. Thereafter, neither the Participant, nor the Participant's heirs, assigns or beneficiaries shall have any further interest in and to the Estate Preservation Policy, either under the terms thereof or under this Plan. However, in no event shall the Participant be liable to the Company in the event the cash value of an Estate Preservation Policy at the time of the termination of the related Split-Dollar Agreement is insufficient to pay the Company an amount equal to the Company's Cumulative Net Premium Payment at Termination.

     (d) Anything contained in this Plan to the contrary notwithstanding, if the Split-Dollar Agreement terminates (other than as a result of the death of the survivor of the Participant and his spouse) for any reason other than pursuant to subparagraph 4.8(a)(v) of this Plan, the Company shall also be entitled to recover, in addition to the Company's Cumulative Net Premium Payment at Termination, an amount sufficient to pay all federal, state and local income taxes, if any, imposed upon the Company as a result of such early termination and attributable to the Estate Preservation Policy so that the Company will receive the Company's Cumulative Net Premium Payment at Termination on an after-tax basis. The amount, if any, payable to the Company pursuant to this paragraph 4.9(d) shall be determined by the Company's independent certified public accountant which is responsible for preparing the income tax returns for the Company for such Plan Year.


                                   SECTION 5
                                   ---------

                              Plan Administration
                              -------------------

     5.1 Plan Administrator; Administration. The Senior Vice President - Human Resources of the Company or such other officer of the Company as its Board of Directors shall designate shall be the Plan Administrator under this Plan. Except as otherwise specifically provided herein, the Plan Administrator shall have discretionary authority to control and manage the operation and administration of this Plan. The Plan Administrator shall also have the power to establish, adopt, or revise such rules and regulations as the Plan Administrator may deem advisable for the administration of this Plan. The interpretation and construction of this Plan by the Plan Administrator (or the Committee with respect to subparagraph 4.8(a)(iv)) and any action taken thereunder, shall be binding and conclusive upon all persons. The Plan Administrator shall not, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan, so long as such action or omission to act is made in good faith. The Plan Administrator shall be eligible to participate in this Plan but shall not vote or act upon any matter that relates solely to his interest in this Plan as a Participant.

     5.2 Determination of Benefits. Except as otherwise specifically provided herein, the Plan Administrator shall make all determinations concerning rights to benefits under this Plan. Any decision by the Plan Administrator denying a claim by a Participant or his beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the Participant or such beneficiary. Such decision shall set forth the specific reasons for the denial, written to the best of the Plan Administrator's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Plan Administrator shall afford a reasonable opportunity to the Participant or such beneficiary for a full and fair review of the decision denying such claim.


                                   SECTION 6
                                   ---------

                                 Miscellaneous
                                 -------------

     6.1 Amendment and Termination. This Plan may be amended or terminated by the Company or its successor, in its discretion, at any time and without the consent or approval of any other person.

     6.2 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

     6.3 Administrative Amendments. The Company's Senior Vice President - Human Resources, or such other officer of the Company as may from time to time be primarily responsible for human resources matters, may, with the concurrence of the Company's Executive Vice President and General Counsel, make minor or administrative amendments to the Plan.


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